EXHIBIT 5.1

                          MORSE, ZELNICK, ROSE & LANDER
                         A LIMITED LIABILITY PARTNERSHIP

                                 450 PARK AVENUE
                          NEW YORK, NEW YORK 10022-2605
                                  212-838-1177
                                FAX 212-838-9190

                                January 30, 1997

Complete Management, Inc.
254 West 31st Street
New York, New York 10001

                     Re: Registration Statement on Form S-3
Dear Sirs:

     We have acted as counsel to Complete Management, Inc., a New York corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act"), to register the sale by certain selling shareholders of 671,720 Common Shares, par value $.001 per share (the "Common Shares"), of the Company.

     In this regard, we have reviewed the Certificate of Incorporation of the Company, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion. Based upon the foregoing we are of the opinion that:

     Each Common Share included in the Registration Statement has been duly authorized for issuance and is now, or when issued will be, validly issued, fully paid and non-assessable.

     Members of the firm beneficially own an aggregate of 116,194 Common Shares.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the SEC thereunder.


                                   Very truly yours,


                                   /s/ Morse, Zelnick, Rose & Lander, LLP